Exhibit 10.23

FMC Properties

Lease Agreement

This Lease Agreement (“Lease”) is entered into by Landlord and Tenant as described in the following basic lease information, effective as of the 1st day of September, 2010. Landlord and Tenant hereby agree:

ARTICLE 1 – Basic Lease Information

1.1	Basic Lease Information. In addition to the terms that are defined elsewhere in the lease, these terms are used in this Lease:

(a) LANDLORD:     FMC Properties, LLC

(b) LANDLORD’S ADDRESS:     700 Belford Avenue

                                                          Grand Junction, CO 81501

(c) TENANT:      Fidelity Mortgage Company

(d)     TENANT ADDRESS:

(e)	PREMISES: 700 Belford Avenue, Suite 300

(f)	BUILDING: Fidelity Mortgage Building

(g)	COMMENCEMENT DATE:

(h)	EXPIRATION DATE:

(i)	TERM; 60 months

(j)	RENTAL AMOUNT:

(k)	RENTABLE BUILDING AREA; 5600 square feet

(l)	TENANT’S SHARE (loan factor): 15% total 6440.00

(m)	BROKER: Sam Suplizio, Bray and Company

(n)	RENEWAL TERM: 60 month

1.2	Exhibits. The following addendum and exhibits are attached to this Lease and are made a part of this lease:

_____Exhibit B – Rent Schedule

_____Exhibit C – Janatorial Services

ARTICLE 2 – AGREEMENT AND USE

2.1

Agreement and Use. Landlord leases the Premises to Tenant, and Tenant leases the Premises from the Landlord, according to this Lease, for a period beginning on the Commencement Date and ending on the Expiration Date. Tenant will not use the Premises for any purpose prohibited by applicable law. Tenant will not commit waste and will not create any nuisance of interfere with any other tenant in the building, or their business operations.

2.2

Common Areas. Landlord grants Tenant a nonexclusive license for the Term to use the hallways, entry ways, stairs, elevators, driveways, walkways, and all other areas and facilities in the building that are provided and designated as general nonexclusive use for the convenience of the Landlord and other Tenants. These areas shall hereinafter be referred to as common areas. Landlord shall not materially alter, close, or change common areas (except in temporary status for repair, renovation, cleaning, etc), without Tenant’s written consent. Tenant agrees that while the Landlord provides common area for mutual use and enjoyment, that the Tenant is expressly forbidden to store, display, work within, or have exclusive use of any common area without the express written consent of the Landlord.

2.3

Parking Spaces. The Landlord agrees to provide the tenant with two (2) underground parking spaces. These spaces will be designated by the Landlord and their sole discretion and will be for the exclusive use of the tenant. Underground parking is specifically excluded from the common area of the building and Tenant’s right to access common areas. Sufficient common area parking is available above ground.

2.4

Non-Competition. The Tenant expressly understands that the anchor tenant in the subject building is Fidelity Mortgage Company. As such, this lease strictly prohibits the offering of Mortgage Services, which would be in direct competition with Fidelity Mortgage Company.

ARTICLE 3 – DELIVERY OF PREMISES

Tenant is expressly forbidden to make any improvements to the property, or material alterations to existing improvements, except with the advance written approval of the Landlord.

3.1

Landlord’s Work. Landlord shall construct or install in the premises the improvements described in the Exhibit “A” (The Premises). Landlord shall make no changes or modifications to the work, including, but not limited to, the cost of the work without first obtaining tenants prior written consent to such modifications. Should Tenant elect to make changes to the work performed, such changes may result in additional costs being applied. Such upgrades will be billable in full, or may be incorporated into the lease rate of this agreement, at the sole discretion of the Landlord.

3.2

Possession of Premises. Landlord shall be deemed to have delivered possession of the premises to Tenant after the Landlord has provided a certificate of occupancy to the space, indicating that all appropriate codes and standards have been met in full compliance, that the tenant has had an inspection of the property to determine that the work performed is in accordance with section 3.1 of this agreement.

3.3

Signs. Landlord shall incorporate , at his sole expense and discretion, a directory located within the building that lists the tenant and their location within the building. Landlord also agrees to erect a monument style sign on the exterior of the building which indicates the tenants of the building. Tenant expressly understands that there will be no additional exterior signage allowed on the building. Additionally, this lease specifically requires any modification to signage to be with the advance written consent of the landlord and that changes to the signs, even if acceptable to the landlord, may come at the additional cost of the tenant. Landlord’s right to regulate signage includes any sign or display, whether located inside or outside of the tenant’s exclusive space that is visible in anyway from outside of that space.

3.4

Floor Load. Tenant understands that Landlord has constructed the premises with the presumption of normal use and enjoyment by the tenant. Square foot load exceeding 150 pounds per square foot will require the advance written consent of the landlord, and may not be allowed if such loan will compromise the structure in any way.

3.5

Alterations. The requirements of this Section three shall apply to Tenant's Work as described in Section three and any alterations thereafter. Tenant shall not, without Landlord's prior written consent, which may be granted or withheld in Landlord’s sole discretion, either make or cause to be made any alterations, including additions and improvements, to the Leased Premises or to any exterior signs, shades or awnings. Any alterations consented to by Landlord shall be made at Tenant's sole cost and expense. Tenant shall provide its own trash containers for construction debris; use service entrances to the Leased Premises, if any; conduct no core drillings during business hours; and disrupt other tenants as little as possible. Tenant shall secure any and all governmental permits, approvals and authorizations required in connection with any such work and shall hold Landlord harmless from any and all liability, costs, damages, expenses (including attorney's fees) and liens resulting therefrom. All alterations (expressly including all light fixtures and floor coverings, except trade fixtures, appliances and equipment that do not become a part of the Leased Premises), shall immediately become the property of Landlord. At Landlord's request, Tenant shall utilize only contractors or subcontractors who have contracts in effect at the time the improvements are made with respective building trade unions, which traditionally and normally perform the work of the crafts involved in such work. Upon completion of any such work, Tenant shall provide Landlord with "as built" plans, copies of all construction contracts, and proof of payment for all labor and materials.

3.6	Tenant Shall Discharge All Liens. Tenant shall promptly pay its contractors and materialmen for all work done and performed by Tenant, so as to prevent the assertion or imposition of liens upon or against the Leased Premises, and shall, upon request provide Landlord with lien waivers, and should any such lien be asserted or filed, Tenant shall bond against or discharge the same within ten (10) days after written request by Landlord. In the event Tenant fails to remove said lien within said ten (10) day period, Landlord may, at its sole option, elect to satisfy and remove the lien by paying the full amount claimed or otherwise, without investigating the validity thereof, and Tenant shall pay Landlord upon demand, as additional rent, the amount paid out by Landlord in Tenant's behalf, including Landlord's attorney’s fees, costs and expenses with interest or Tenant shall be in default hereunder. Landlord's election to discharge liens as provided hereunder shall not be construed to be a waiver or cure of Tenant's default hereunder.

ARTICLE 4 – RENT

4.1

Payment of Rent. Tenant will pay rent in an amount commensurate with Exhibit B, which is attached hereto. Monthly Rent will be paid in advance, at eh Landlord’s address, on or before the first day of each calendar month of the term, without demand or notice, except as provided herein. Any amount that this lease requires Tenant to pay in addition to the monthly rent will be considered additional rent under the terms of this agreement.

4.2

Late Fees. Landlord agrees to pay tenant a late fee equal to ten percent (10%) of the amount due if the full rent payment is not delivered within five calendar days of the date due. All payments made by tenant will apply first to outstanding late fees, and lastly to rents due. Any costs of collection for rents which are past due will be the sole responsibility of the tenant and include, but are not limited to, collection costs, interest on the balance that is past due, attorney’s fees, mail charges, notice of service, and postage. Should Tenant deliver to Landlord a check that is returned, for any reason, to the landlord by the Tenant’s banking institution, the Tenant understands that any future payment of rents will be required in the form of an electronic wire, or a cashier’s check.

ARTICLE 5 – LANDLORD’S SERVICES

5.1

Operating Equipment. Landlord agrees that the building will contain windows, roofing, HVAC and mechanical delivery systems and that the same systems shall be maintained and in good repair at all times.

5.2

Access. Landlord agrees that tenant will have access to the building 24 hours per day, seven days per week, 365 days per year. During those times tenant will have electricity for lighting and operation of typical office equipment, heat and air conditioning for reasonable work conditions and Janitorial Services, as provided in Exhibit C, attached hereto.

5.3

Normal Business Hours. For purposes of this agreement, normal business hours shall mean Monday through Friday from 8:00A.M. to 5:00P.M. with the exception of State or National Holidays. Tenant realizes that the buildings heating, cooling and mechanical systems are designed around this anticipated use. If requires use beyond these time the tenant may be subject to the net operating costs of such differences, which will be added to monthly rent. Should additional use require system upgrades, then those upgrades would become the sole cost of the Tenant and will also become part of rent due. Under no circumstances can the Tenant make any independent modifications to these systems. All system changes will be done by the Landlord at the request of the Tenant, at their sole discretion.

ARTICLE 6 – OPERATING EXPENSES

6.1

Inclusions. The intent of this lease agreement is that the Landlord provided space to the Tenant on a “Full Service Gross Rent” basis. This requires that the Landlord provide the services dictated in the terms of this lease agreement to the Tenant, and that payment for those services is included in the monthly rent.

6.2

Exceptions. In addition to monthly rent, beginning on the commencement date, Tenant will pay Tenant’s share of the amount by which the Operating Expenses paid, payable or incurred by Landlord in each calendar year or partial calendar year during the term, as the exceed the product of (1) Operating expense base times (2) Tenants portion of the rentable area of the building. If operating costs are calculated for a partial calendar year, the operating expenses will be prorated.

6.3

Definition. For purposes of this agreement, operating expenses are defined as (1) all reasonable costs of management, operation and maintenance of the building, including without limitation, real and personal property taxes and assessments (and any tax levied in whole or in part in lieu of or in addition to real property taxes); wages, salaries and compensation of employees, consulting, accounting, legal, janitorial, maintenance, guard and other services; management fees and costs (charged by Landlord, any affiliate of Landlord, or any other entity managing the building and determined at a rate consistent with prevailing market rates for comparable services and projects); reasonable reserves for Operating Expenses; that part of office rent or rental value of space in the building used or furnished by landlord to enhance, manage, operate and maintain the building; power, water, waste disposal, and other utilities; materials and supplies; maintenance and repairs; insurance obtained with respect tot eh building, depreciation on personal property and equipment and any other costs, charges, and expenses which, under generally accepted accounting principles would be regarded as management, maintenance and operating expenses; and (2) The cost (amortized over such a period as Landlord will reasonable determine) together with interest at the greater of Prime Rate prevailing plus 2% or Landlord’s borrowing rate for such capital improvements plus 2%, on the unamortized balance of any capital improvements which are made to the building by Landlord for the purpose of reducing Operating Expenses or which are made to the building by Landlord and which are required under any governmental law or regulation that was not applicable to the building at the time it was constructed. Notwithstanding the foregoing, the operating expenses will not include the cost of capital improvements which are required to be made to any tenant’s premises and which such tenant is required to make.

6.4

Exclusions. Operating Expenses shall not include: Depreciation on the building (other than personal property items, equipment, window coverings carpet and furnishings); costs of alterations of space or other improvements made for tenants of the building; finder’s fees and real estate brokers’ commissions; ground leases payments, mortgage principle and interest; replacement costs of personal property whose depreciation is included in operating costs; costs of excess or additional services provided to any tenant in the building which are directly billed to such tenants; the cost of repairs due to casualty or condemnation which are reimbursed by third parties, and cost due to Landlord’s breach of lease; an income, estate, inheritance or transfer tax and any excess profit, franchise, or similar taxes on landlord’s business; all costs including legal fees relating to activities for solicitation and execution of leases; legal fees for other leases.

6.5

Amount of Operating Expenses. Tenant acknowledges that Landlord has not made any representation or given tenant any assurances that the operating expenses base will equal or approximate the actual operating expenses per square foot of rentable area of the premises for any calendar year.

6.6

Estimated Payments. During each calendar year or partial calendar year in the term, in addition to monthly rent, Tenant will pay to Landlord on the first day of each month an amount equal to 1/12 of the product of tenant’s hare multiplies by the “estimated operating expenses” for any calendar year. This shall mean Landlord’s reasonable estimate of operating expenses for such calendar year less the product of the operating expenses base multiplies by the rentable area of the building and shall be subject to revision according to the further provisions of this article. During any partial calendar year during the term, estimates operating expenses will be estimated on a full year basis. During each December during the term, or as soon after each December as practicable, Landlord will give Tenant written notice of Estimated Operating Expenses for the ensuing calendar year. On or before the first day of each month during the ensuing calendar year (or each month of the term, if a partial calendar year), Tenant will pay to Landlord 1/12 of the product of Tenants Share multiplies by the Estimated Operating Expenses for such calendar year; however, if such written notice is not given in December, Tenant will continue to make monthly payments on the basis of the prior year’s Estimated Operating Expenses, Tenant will pay to Landlord the difference between the amount payable based upon the revised Estimated Operating Expenses and the amount payable based upon the prior years Estimated Operating Expenses, for each month, which has elapsed since December. If at any time is reasonable appears to Landlord that the actual Operating Expenses for any calendar year will vary from the Estimated Operating Expenses for such calendar year, Landlord may, by written notice to Tenant, revise the estimated Operating Expenses for such calendar year, and subsequent payments by Tenant in such calendar year will be based upon such revised Estimated Operating Expenses.

6.7

Annual Settlement. Within 120 days after the end of each calendar year or as soon after the end of the year as practicable, landlord will deliver to Tenant a statement of amounts payable under this article for such calendar year prepared and certified by the Landlord. Such certified statement will be final and binding upon Landlord and Tenant unless Tenant objects in writing within 10 days of such notice. If such statement shows an amount owing by tenant that is less than the estimated payment previously made by Tenant for such calendar year, the excel will be held by Landlord and credited against the next payment of Rent; however, if the Term has ended and Tenant was not in default at its end, Landlord will refund excess to Tenant. If such statement shows an amount owing my Tenant that is more than the estimated payments previously made by Tenant for such year, Tenant will pay the deficiency to Landlord within 30 days after the delivery of such statement. Should Tenant request to review Landlord’s records, such review will occur at the expense of the Tenant exclusively.

6.8

Final Proration. If this Lease ends on a day other than the last day of a calendar year, the amount of increase (if any) in the Operating Expenses payable by Tenant applicable to the calendar year in which this Lease ends will be calculated on the basis of the number of days of the term falling within such calendar year and Tenant’s obligation to pay any increase of Landlord’s obligation to refund any overage will survive the expiration or other termination of this lease.

6.9

Other Taxes. Tenant will reimburse Landlord, upon demand, for any and all taxes payable by Landlord (other than those set forth in section (a) below), whether or not now customary of within the contemplation of the Landlord and Tenant at the time of this agreement:

(1)

Upon or measured by rent, including without limitation, any gross revenue tax, excise tax, or value added tax levied by the federal government or any other governmental body with respect to the receipt of rent and;

(2)	Upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the premises.
(a)	Tenant will not be obligated to pay for any inheritance tax, gift tax, transfer tax, franchise tax, income tax (based upon net income), profit tax, or capital levy imposed upon Landlord.
(b)

Tenant will pay promptly when due all personal property taxes on Tenant’s personal property in the premised and any other taxes payable by tenant, the non-payment of which might give rise to a lien on the premises of Tenant’s interest in the premises.

6.10

Additional Rent. Amounts payable by Tenant according to this Article 6 will be payable as rent, without deduction of offset. If Tenant fails to pay any amounts due according to this article 6, Landlord will have all of the rights and remedies available to it on account of the Tenant’s failure to pay rent.

Article 7 – Insurance and Waiver

7.1	Tenant’s Insurance. At all times during the term, Tenant, at its own expense, shall maintain:
(1)	General Liability insurance for claims for bodily injury or death and property damage with combined single limits of not less than $1,000,000. per occurrence;
(2)

Insurance coverage on a broad form basis insuring against “all risks of direct physical loss” on all of Tenant’s personal property located in the premises in an amount not less than their full replacement value and;

(3)	Worker’s Compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation laws for the State of Colorado.
(4)

Each such policy shall name landlord as an additional insured, and shall provide that it will not be terminated or substantially amended during the Term to affect the coverage required except after 30 prior notice thereof to Landlord.

(5)	Upon Landlord’s request, Tenant shall furnish to Landlord certificates of insurance evidencing Landlord as an additional insured.

7.2

Landlord’s Insurance. At all times during the Term, landlord will carry and maintain fire and extended coverage insurance covering the Building, its equipment and common area furnishings in amounts not less than their full replacement costs. Landlord shall also carry commercial general insurance in amounts reasonably determined by the Landlord.

7.3

Waiver of Subrogation. Landlord and Tenant each waive an and all rights to recover against the other, or against the officers, directors, shareholders, partners, joint venturers, employees, agents, customers, invitees, or business visitors of such other party, for any loss or damage to such waiving party arising from any cause covered by any property insurance required to be carried pursuant to this section or any other property insurance actually carried by such party. Landlord and Tenant, from time to time, will cause their respective insurers to issue appropriate waiver of subrogation rights endorsements to all property insurance policies carried in connection with the building or the premises of the contents of either.

7.4

Damage. If the premised or a portion of the building necessary for Tenant’s occupancy is damaged during the term of this Lease by any casualty which is insurable under standard fire and extended coverage insurance policies, Landlord will repair or rebuild the premises to substantially the condition in which the premises were immediately prior to such destruction. The rent will be abated proportionately during any period in which there is substantial interference with the operation of Tenant’s business. Should such damage be the result of the negligence of the Tenant, their insurance, pursuant to this article, may be fully liable for the mitigation of losses as described in this article, and there will be no abatement of rents in such circumstances.

Article 8 – Compliance With Laws

8.1

Tenant Compliance. Tenant will promptly comply with all laws relating to Tenant’s use or occupancy of the premises. At its sole cost and expense, Tenant will promptly cause the Premises to comply with all laws to the extent that such compliance is required solely as a result of the Tenant’s use or occupancy of the premises.

8.2	Environmental Matters.
(1)

Tenant will not cause or permit the storage, treatment or disposal of any Hazardous Materials in, on, or about the premises or any part of the building by Tenant, its agents, employees or contractors. Tenant will not permit the building to be used of operated in a manner that may cause the building or any part of the building to be contaminated by hazardous materials in violation of any environmental laws.

(2)

Tenant will be solely responsible for and will defend, indemnify, and hold landlord, its agents and employees, harmless from and against all direct claims, costs, and liabilities, including reasonable attorney fees and costs, arising out of or in connection with Tenant’s breach of its obligation in this section.

(3)

Mutual Obligations. Each party will promptly notify the other party of and and all enforcement, cleanup, remedial, removal, or other governmental or enforcement cleanup or other governmental or regulatory actions instituted, completed or threatened pursuant to any environmental laws relating to Hazardous Materials effecting any part of the building; and all claims made or threatened by any third party against Tenant, Landlord or any part of the building relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials on or about the building or any part of the building.

(4)	Definitions.
a.

“Hazardous Materials” means asbestos, explosives, radioactive materials, hazardous waste, hazardous substances, or hazardous materials including without limitations, substances defined as hazardous in the Comprehensive Environmental Response Compensations Liability Act of 1980, as amended (CERCLA); the Hazardous Material Transportation Act of 1975; the Resource Conservation Recovery Act of 1976; The Occupational Safety and Health Act of 1970; or any other federal, state or local statue, law ordinance, code, rule, regulations, order or decree regulating, relating to, or imposing liability or standards of conduct concerning hazardous materials, wastes or substances now or at any time hereinafter in effect (collectively, “environmental laws”).

b.	“Hazardous Waste” means hazardous waste as defined under the Resource Conservation Recovery act of 1976.
c.	The obligations of this article shall survive the expiration or other termination of the agreement.

Article 9 – Tenant’s Care of the Premises

Tenant will maintain the premises in a clean and orderly condition. Tenant will not make or allow to be made any alterations, additions, or improvements to or of the premises that reduce their value or violate any applicable law.

Article 10 – End of Term

10.01

Surrender. At the end of this lease, Tenant will promptly quit and surrender the premises in broom clean condition, in good order and repair, ordinary wear and tear excepted. Tenant will remove all of Tenant’s property, singnage, and equipment. Tenant’s obligations under this article will survive the expiration or other termination of this lease.

10.02

Holdover. If, after expiration of this Lease, Tenant remains in possession of the premises and continues to pay rent without a written agreement as to such possession, then such tenancy will be regarded as month to month tenancy, at a monthly rental, payable in advance, equivalent to 120% of the last monthly rent paid under this Lease, and subject to all the terms and conditions of this lease.

Article 11 – Default

11.1 Event of Default. The occurrence of any one of the following events shall constitute an event of default hereunder by the tenant.

(a)	The failure by tenant to make any payment required to be made by a Tenant hereunder within 10 business days after written notice from Landlord of such failure.
(b)

Unless otherwise specifically noted in this lease, the failure by tenant to observe or perform any of the covenants or other provisions of this lease to be observes or performed by tenant, where such failure continues for a period 30 days after notice thereof from landlord to tenant; provided that if the nature of tenant’s default is such that more than 30 days are reasonable required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 30 day period and thereafter diligently prosecutes such cure to completion.

(c)

if Tenant shall become bankrupt or insolvent, or file or have filed against it any bankruptcy proceedings, or take or have taken against it in any court pursuant to any statute, either of the United States or of any state, a petition of bankruptcy or insolvency, or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant's property, or if Tenant makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement.

(d)	if Tenant shall abandon or vacate the Leased Premises, cease operation, or suffer this Lease to be taken under any writ of execution.
(e)

the falsification by Tenant or any agent of Tenant of any report or statement required to be furnished to Landlord pursuant to the terms of this Lease. The falsification of any such document shall be deemed an incurable, material breach of this Lease and, at Landlord's option, constitute an immediate termination of Tenant's right to possession of the Leased Premises.

11.2	Remedies of the Landlord. On the occurrence of an event of default, Landlord shall have the following rights;
(a)

To terminate this Lease, in which case Tenant’s right to possession of the premises will cease and this Lease will be terminated as if the expiration of the term fixed in such notice were the end of the term.

(b)

To lawfully re-enter and take possession of the premises, expel tenant and remove the effects of tenant, using such force for such purposes as may be reasonable necessary, and without prejudice to any remedies for arrears of monthly rent or other amounts payable under this lease. In such case, Landlord may, without being obligated to and without terminating the lease, re-let the premises for the account of tenant on such conditions and terms as Landlord mat determine, and Landlord may collect and receive the rent. Tenant will pay to Landlord monthly rent and other sums as provided in this lease that would be payable under this lease is such repossession had not occurred, less the net proceeds, if any, or any re-letting of the premises after deducting all of Landlord’s reasonable expenses in connection with such re-letting.

(c)

To cure any even of default and to charge tenant for the cost of effecting such cure, including without limitations reasonable attorney fees and interest provided that Landlord will have no obligation to cure any such event of default of tenant.

11.3	Remedies Not Exclusive. Each right and remedy provided for in this lease is cumulative and is in addition to every other right or remedy provided for in this lease or at law or in equity.

Article 12 – Option to Renew

Tenant will have the option to renew the term of this Lease for the renewal Term subject to the further provisions of this section.

(a)

Tenant must exercise the option with respect to the renewal terms, if at all, by giving notice of exercise (“tenant’s notice”) to landlord on or before the date that is 120 days prior to the expiration date. Tenant will have no right to renew the term of this Lease is Tenant’s notice is not timely delivered or if there is an event of default under this lease at the time Tenants notice is delivered or on the expiration date.

(b)

The renewal term will be on the same terms and conditions as this Lease, except monthly rent, which shall be the prevailing market rate of the premises. Landlord and Tenant will have 30 days after Landlord received Tenant’s notice within which to agree on the prevailing market rate of the premises.

(c)	Tenant will have no further rights to extend the term beyond the renewal term.

Article 13 - Rules and Regulations.

13.15 Tenant agrees as follows:

(a)     The delivery or shipping of goods, merchandise, supplies and fixtures to and from the Leased Premises shall be subject to such rules and regulations as in the judgment of Landlord are necessary for the operation of the building.

(b)     No loud speakers, televisions, phonographs, radios, or other devices shall be used in any manner so as to be heard or seen outside the Leased Premises without the prior written consent of Landlord.

(c)     Tenant shall not place or permit any obstructions or merchandise in the outside areas immediately adjoining the Leased Premises or other Common Areas and shall not use such areas for business purposes other than for ingress and egress.

(d)     Tenant and Tenant's employees shall park their cars only in those portions of the parking area designated for that purpose by Landlord.

(e)     Tenant shall have full responsibility for protecting the Leased Premises and the property located therein from theft and robbery.

(f)     Tenant shall not permit on the Leased Premises any act or practice which is unlawful, immoral, or which might injure the reputation of the Shopping Center.

(g)     Tenant and Tenant's employees and agents shall not solicit business in the parking or other Common Areas, nor shall Tenant distribute or place handbills or other advertising matter on automobiles parked in the parking areas or in other Common Areas.

(h)     Tenant shall not conduct any auction, fire, bankruptcy sales, or close out sales in the Leased Premises.

Landlord reserves the right from time to time to amend or supplement the foregoing rules and regulations and to adopt and promulgate reasonable additional rules and regulations applicable to the Leased Premises. Notice of such rules and regulations and amendments thereto, if any, shall be given to Tenant in writing. Tenant agrees to comply with all such rules and regulations, and Tenant shall be responsible for the observance of these rules and regulations by Tenant's employees, agents, and invitees. The foregoing rules are solely for the benefit of Landlord, and Landlord shall have no obligation to enforce such rules for the benefit of Tenant. Landlord, at its option, may waive certain rules with respect to individual tenants. If Tenant violates any rule, Landlord may notify Tenant that Tenant is in default.

Article 14 – General

14.1

Condemnation. In the event of a condemnation of other taking by any governmental agency, the award for the premises shall be paid to Landlord, except that Tenant will have the right to assert a claim for moving expenses and leasehold improvements paid for by Tenant. At Tenant’s option, the Lease will terminate on the date the condemning authority takes possession of the premises of portion thereof.

14.2

Assignment and Subletting. Tenant will not sublease all or a part of the premises, and will not assign the lease or any interest in the lease, without the prior written consent of Landlord, which will not be unreasonable withheld, conditioned or delayed. Nothwithstanding the foregoing, Tenant shall have the right to assign this Lease to any of Tenant’s affiliates, on the same terms and conditions hereof. Any such assignee shall have a similar right to assign this lease, with prior written consent, to any of tenant’s affiliates, on the same terms and conditions hereof. Landlord will require all written requests for assignment 30 calendar days in advance of the same assignment, and reserves the right to refuse assignment for reasonable cause.

14.3

Notices. Any notice or other communication required or permitted under this lease must be in writing and will be deemed to have been given when personally delivered, deposited with any nationally recognized overnight carries that routinely issues receipts, or deposited with the Unites States Postal Service, postage prepaid, certified mail, return receipt requested, addressed to the party for whom it is intended at its address set forth in this agreement. Either Landlord or Tenant may add additional addresses or change its address for purposes of receipt of any such communication by giving 10 days prior written notice of such change to the other party in the manner prescribed in this section.

14.4

Brokers. Landlord and Tenant respectively represent and warrant to each other that neither of them has consulted or negotiated with any other broker or finder with regard to the premises except the broker named in section 1.1, if any. Landlord will pay any fees or commissions due the broker, but only to the broker named in section 1.1.

14.5

Signs. Landlord shall include major tenants on any interior directories and shall erect a monument style exterior sign. Tenant shall not be permitted to add additional signage or modify signage in any way, except with the advance written approval of the Landlord. Such approvals will be at the sole and immediate discretion of the Landlord. This right shall extend to any sign or display, whether located on the interior or exterior of the building that is visible from the exterior of the building, or visible from any space that is not for the exclusive use of the tenant.

14.6

Subordination and nondisturbance. This lease and Tenant’s rights under this Lease are subject and subordinate to any ground or underlying lease, mortgage, indenture, deed of trust or other lien or encumbrance (each a superior lien), together with any renewals, extension, modifications, consolidations and replacements of such superior lien, now or after the date of this lease affecting or places, charged or enforced against the building or any interest of Landlord in the building or Landlord’s interest in this lease and the leasehold estate created by this lease except to the extent any such instrument will expressly provide that this lease is superior to such instrument). Notwithstanding the foregoing, such subordination shall not be effective unless the holder of such Superior Lien shall deliver to Tenant a written agreement satisfactory to Tenant that Tenant’s rights under this Lease shall not be disturbed by such holder so long as Tenant has paid all amounts then owing and is otherwise not in default under this Lease. Tenant will execute, acknowledge and deliver to Landlord within 20 days after written demand by Landlord such documents as may be requested by Landlord or the holder of any Superior Lien to confirm or effect any such subordination, priority, or non-disturbance, provided that any such subordination agreement contains a non-disturbance agreement as set forth above. Landlord agrees to use reasonable efforts to obtain a nondisturbance agreement reasonably satisfactory to Tenant from the holder of the present mortgage of the building.

14.7

Tenant’s Name. Landlord is prohibited from using Tenant’s logo, mark, or any other protected identifying symbol as a business reference, in advertising or sales promotion, or in any publicity matter without Tenants prior written consent.

14.8	Governing Law. This lease will be governed by the internal laws of the state of Colorado, venue is Mesa County.
14.9	Binding Effect. This lease will bind and inure to the benefit of Landlord and Tenant and their respective successors, heirs, administrators and assigns, except as otherwise provided in this Lease.
14.10

Authority. Each of the parties executing this Lease on behalf of the tenant of the Landlord represents to the other party that such party is authorized to do so by requisite action of the party to this Lease.

14.11

Zoning. Landlord represents that the building meets current zoning. It is the responsibility of the Tenant to confirm that their specific use is fully compliant with all zoning authorities having jurisdiction over the premises.

14.12	Time is of the Essence. Time is of the essence for the performance of all obligations under this lease.
14.13

Quiet Enjoyment. Provided Tenant pays monthly rent and performs all of the other material covenants and conditions of this lease to be performed by the Tenant hereunder, Tenant shall be entitled to the quiet enjoyment and possession of the premises without hindrance, disturbance, or molestation by the Landlord subject to the terms and conditions of this Lease.

14.14

Damage and Destruction. In the event the premises of the building is damaged by fire or other casualty and Landlord elects not to rebuild, Landlord will have the right to terminate this Lease effective as of the date of such damage, upon 30 days written notice to Tenant. If landlord does not elect to terminate this Lease, Landlord will restore the premises to their condition prior to the date of the damage; provided monthly rent will abate from the date of the damage until the premises are restored.

14.15

Estoppel Certificate. Tenant agrees, at any time, and from time to time, upon not less than ten (10) days prior notice by Landlord, to execute, acknowledge and deliver to Landlord, a statement in writing addressed to Landlord or other party designated by Landlord certifying that this Lease is in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the actual commencement and expiration dates of this Lease, stating the dates to which rent, and other charges, if any, have been paid, that the Leased Premises have been completed on or before the date of such certificate and that all conditions precedent to this Lease taking effect have been carried out, that Tenant has accepted possession, that the lease term has commenced, Tenant is occupying the Leased Premises and is open for business, and stating whether or not there exists any default by either party in the performance of any covenant, agreement, term, provision or condition contained in this Lease, and, if so, specifying each such default of which the signer may have knowledge and the claims or offsets, if any, claimed by Tenant; it being intended that any such statement delivered pursuant hereto may be relied upon by Landlord or a purchaser of Landlord's interest and by any mortgagee or prospective mortgagee of any mortgage affecting the Leased Premises or the Shopping Center. If Tenant does not deliver such statement to Landlord within such ten (10) day period, Landlord and any prospective purchaser or encumbrance holder may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (iii) that not more than one (1) month's Minimum Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under the Lease. In such event, Tenant shall be estopped from denying the truth of such facts. Tenant shall also, on ten (10) days' written notice, provide an agreement in favor of and in the form customarily used by such encumbrance holder, by terms of which Tenant will agree to give prompt written notice to any such encumbrance holder in the event of any casualty damage to the Leased Premises or in the event of any default on the part of Landlord under this Lease, and will agree to allow such encumbrance holder a reasonable length of time after notice to cure or cause the curing of such default before exercising Tenant's right of self-help under this Lease, if any, or terminating or declaring a default under this Lease.

14.16

Attornment. At the option of the holder of any mortgage affecting the Leased Premises, Tenant agrees that no foreclosure of a mortgage affecting the Leased Premises, nor the institution of any suit, action, summary or other proceeding against Landlord herein, or any successor Landlord, or any foreclosure proceeding brought by the holder of any such mortgage to recover possession of such property, shall by operation of law or otherwise result in cancellation or termination of this Lease or the obligations of Tenant hereunder, and upon the request of the holder of any such mortgage, Tenant covenants and agrees to execute an instrument in writing satisfactory to such party or parties or to the purchaser of the Leased Premises in foreclosure whereby Tenant attorns to such successor in interest.

14.17   Inspection.  Landlord is given the right, but not the obligation, to inspect and monitor the Leased Premises and Tenant's use of the Leased Premises in order to confirm Tenant's compliance with the terms of this Lease and the representations set forth in this Section Lease.

14.17

Authority. In the event Tenant hereunder shall be a corporation, the persons executing this Lease on behalf of Tenant hereby covenant and warrant that Tenant is a duly qualified corporation and all steps have been taken prior to the date hereof to qualify Tenant to do business in the State where the Leased Premises is located; all franchise and corporate taxes have been paid to date; all future forms, reports, fees and other documents necessary to comply with applicable laws will be filed when due; and those persons executing this Lease on behalf of Tenant are duly qualified and authorized to bind, and in fact do bind, the corporation. In the event Tenant hereunder shall be a partnership, either general or limited, the persons or entities executing this Lease on behalf of Tenant hereby covenant and warrant that Tenant is a duly qualified partnership and all steps have been taken prior to the date hereof to qualify Tenant to do business in the State where the Leased Premises is located, if required by law; all franchise and partnership taxes have been paid to date; all future forms, reports, fees and other documents necessary to comply with applicable laws will be filed when due; and those entities executing this Lease on behalf of such partnership are duly qualified to bind, and in fact do bind, the partnership. This Lease shall be effective only when it is signed by both Landlord and Tenant. Entire Agreement. The Lease, the exhibits and rider, if any, set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Leased Premises, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than as herein set forth. All prior communications, negotiations, arrangements, representations, agreements and understandings, whether oral, written or both, between the parties hereto and their representatives are merged herein and extinguished, this Lease superseding and canceling the same. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and executed by the party against which such subsequent alteration, amendment, change or modification is to be enforced. If any provision contained in any rider hereto is inconsistent with any printed provisions of this Lease, the provision contained in such rider shall supersede said printed provision. Tenant hereby acknowledges that (a) this Lease contains no restrictive covenants or exclusives in favor of Tenant; and (b) this Lease shall not be deemed or interpreted to contain, by implication or otherwise, any warranty, representation or agreement on the part of Landlord that any department store or regional or national chain store or any other merchant shall open for business or occupy or continue to occupy any premises in or adjoining the Shopping Center during the term of this Lease or any part thereof, and Tenant hereby expressly waives all claims with respect thereto and acknowledges that Tenant is not relying on any such warranty, representation or agreement by Landlord either as a matter of inducement in entering into this Lease or as a condition of this Lease or as a covenant by Landlord.

14.18	Guarantors. This Lease shall not be effective unless the persons, if any, listed in Section 14.17 hereof shall execute the Guaranty attached as Exhibit "E" of this Lease.

Tenant's submission of a signed Lease for review by Landlord does not give Tenant any interest, right or option in the Leased Premises.

Landlord and Tenant have executed this Lease effective as of the day and year written above.

Landlord:		Tenant:

BY:	/s/James Pulsipher	BY:	/s/ James Pulsipher
Name:	James Pulsipher	Name:
Title:		Title:
Date:	9/16/10	Date:

Federal ID:

State of Issue:___________________

State of Colorado )

County of Mesa   )

The foregoing instrument was acknowledged before me this __________ day of ______, 20___. By_______________________as_______________of_____________, a _________________.

Witness my hand and official seal:

My commission Expires:

State of Colorado )

County of Mesa )

The foregoing instrument was acknowledged before me this __________ day of ______, 20___. By_______________________as_______________of_____________, a _________________.

Witness my hand and official seal:

My commission Expires:

Exhibit B

Rent Schedule

Tenant will pay monthly rent to landlord pursuant to article 4, according to the schedule set forth below:

Year	Rate/Square foot	Annual Rent

2010-2015		260645.64

Exhibit C

Janitorial Services

Tenant Occupied Areas:

Daily – 5 times per week on business days:

1.	Sweep all floors.
2.	Vaacuum all floors
3.	Spot clean heavy traffic areas.
4.	Empty all trash cans and waste receptacles.
5.	Dust all desk tops.
6.	Clean exposed glass areas.
7.	Lock all doors upon leaving.

Weekly – 1 time per week:

1.	Dust all horizontal surfaces.
2.	Dust chairs and furniture.
3.	Dust pictures and frames.
4.	clean partition glass.

Monthly:

1.	Clean blinds as needed.
2.	Dust high ledges and window casings.